UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): February 26, 2016

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.02              Results of Operations and Financial Condition.

Hanger, Inc. (the “Company”) has previously reported in its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2015, March 23, 2015, June 9, 2015, September 21, 2015 and November 12, 2015 (the “Prior Form 8-Ks”) that the Company will be restating certain previously filed financial statements and other financial data as a result of various accounting issues and related matters.  The Company has not yet filed financial statements for the third quarter of 2014, the fourth quarter and full year ended December 31, 2014, and the first, second and third quarters of 2015.  Based on new information and certain recent developments discussed below, the Company’s filings will be further delayed for an extended period of time.  The Company is assessing the time necessary to complete its accounting and prepare its financial statements in light of the new information and recent developments, and is working to complete its accounting processes, prepare its financial statements and file its periodic reports for these and all subsequent periods with the SEC as promptly as possible.  Although the Company is not able to set a time frame for when the filing of these reports will commence, it does not currently expect to file any periodic reports prior to the fourth quarter of 2016.

On November 12, 2015, the Company announced that the Audit Committee of the Board of Directors had retained counsel to conduct an investigation of the circumstances surrounding the accounting misstatements that led to the restatement.  To date, the investigation has uncovered inappropriate activities by certain former employees of the Company that contributed to certain of the previously disclosed accounting misstatements underlying the restatement.  In particular, a former employee intentionally fabricated records used in the valuation of work-in-process inventory at October 31, 2013 that were provided to our internal and external auditors.  Additionally, certain former officers and employees of the Company may have engaged in inappropriate activities in connection with the establishment and use of an unsupported general reserve from 2008 through 2012.  The investigation has also uncovered evidence suggesting that former officers and employees of the Company may have engaged in other inappropriate activities that contributed to certain of the previously disclosed accounting misstatements underlying the restatement.  The investigation is ongoing, and could uncover evidence of additional inappropriate activities.  Based on the discovery of these matters, management has decided to perform additional review, re-perform procedures and validate historical source accounting data and journal entries for 2014 and prior periods.

The Company has also substantially completed analyses of its accounts receivable balances for the years 2011 through 2014, and has determined that disallowances and write-offs of receivables have exceeded the related allowances originally recorded for 2011, 2012, 2013 and the first and second quarters of 2014.  Based on these determinations, the Company has preliminarily concluded that the original allowances for these periods were misstated.  The preliminary unaudited cumulative amount of the pre-tax income statement effect of these misstatements over that timeframe is estimated to be approximately $40.4 million, comprised of an estimated $2.9 million in 2011, an estimated $9.6 million in 2012, an estimated $16.0 million in 2013, an estimated $7.5 million in the first quarter of 2014, and an estimated $4.4 million in the second quarter of 2014. The Company is continuing to review and complete its accounting related to these accounts receivable allowance adjustments.  The impact of these unaudited adjustments, and more information regarding our method of determination, is included in the “Revised Estimated Impact of the Restatements” section and related tables set forth later in this Current Report on Form 8-K.

In addition to the accounting and financial report preparation activities discussed above, as well as the identification and remediation of the Company’s accounting issues as disclosed in the Prior Form 8-Ks, the Company continues to expend significant time on other accounting, financial statement preparation, and audit support related activities relating to prior reported periods, including: (i) the

Company’s review, documentation and testing of the change in its inventory estimation methods, process and controls implemented in the fourth quarter of 2014, and in particular its work-in-process estimation methods; (ii) the Company’s review of fixed asset additions for historical periods and its physical observation of certain individual fixed assets to ensure continued use and existence; (iii) the Company’s testing of invoices and related evaluations related to revenue recognition; and (iv) the Company’s review of its accruals for vendor invoices to ensure appropriate proper period recognition of expense.

The accounting activities described above involve the identification, collection and technical evaluation of detailed transaction-level information and support, which requires substantial time and effort.  These conditions have contributed, and are expected to continue to contribute, to the time-consuming nature of the Company’s restatement and financial statement preparation processes.  To address these demands, in addition to expanding its internal accounting resources, the Company is also expending significant funds with third party professional firms to assist in the preparation, review and audit of its accounting information, the cost of which is discussed below.

The Company is not in compliance with New York Stock Exchange (“NYSE”) listing standards as a result of not yet filing its Annual Report on Form 10-K for the year ending December 31, 2014 (the “2014 Form 10-K”).  As previously disclosed in a Current Report on Form 8-K filed on September 21, 2015, the Company received on September 18, 2015 a notification from the NYSE advising the Company that its plan of compliance, submitted to the NYSE on September 9, 2015, was approved with a deadline of March 19, 2016 to return to compliance.  The Company expects that the NYSE will immediately initiate suspension of trading and delisting procedures based on the Company’s determination that it cannot meet the extended compliance date of March 19, 2016 relating to the 2014 Form 10-K.  Following the delisting, the Company will endeavor to make its common stock eligible for quotation through the OTC Pink marketplace operated by OTC Markets Group Inc. and intends to advise the public by press release of the new symbol for its common stock when available.

Cash Flow Data

Due to the continuing activities described above, the Company is not yet able to provide preliminary balance sheet or income statement data for the financial periods for which it has not yet provided financial statements or reports. The Company believes, however, that it has sufficient information from which to provide the following preliminary estimates of certain cash flow data for the periods set forth below.

The preliminary estimated amounts provided below are based on information currently available, which the Company believes is reasonable.  However, the amounts remain subject to material change at such time as the Company files its financial statements and reports covering the periods set forth below, and there can be no assurance that these numbers will remain as disclosed herein in the financial statements and reports that the Company files with the SEC.  Such changes, if they occur, may include re-classification of amounts between cash flow statement line items.  For example, the Company is aware that its ongoing review of fixed asset additions could result in re-classifications between capital expenditures and operating cash flows in one or more of the presented periods, and changes in its classification of indebtedness associated with real property leases where the Company has been deemed to have had involvement in landlord construction could result in re-classifications between net cash used in financing activities and net cash provided by operating activities in one or more of the presented periods.

The Company is providing the information below to satisfy the Company’s obligation to provide certain cash flow data pursuant to Section 4.3(a) of the Indenture, dated November 2, 2010 (as amended and supplemented to date, the “Indenture”), among the Company, the Guarantors and Wilmington Trust Company, as Trustee, pursuant to which the Company has issued $200,000,000 aggregate principal amount 7 1/3% Senior Notes due 2018 (the “Notes”).

SUMMARY CASH FLOW INFORMATION

ESTIMATED AMOUNTS

SUBJECT TO FURTHER REVIEW AND MATERIAL CHANGE

(In Millions of Dollars; Unaudited)

	Twelve month period ending December 31, 2014	Twelve month period ending December 31, 2015

Net cash provided by operating activities	$52	$53
Acquisitions	(38)	(10)
Purchase of property, plant and equipment, and other	(33)	(29)
Net cash used in investing activities	(71)	(39)
Net cash provided by financing activities	28	27
Increase in cash and cash equivalents	9	41
Cash and cash equivalents, at beginning of period	10	19
Cash and cash equivalents, at end of period	$19	$60
Other disclosures:
Cash interest paid	$25	$26
Cash taxes paid	25	18
Certain cash payments to 3rd party professional firms (as described below)	2	25
Non-cash financing and investing activities:
Issuance of notes in connection with acquisitions	$15	$5
Capital lease obligations	—	6

See “Liquidity” below for more information regarding the cash available to the Company as of February 18, 2016.

The “Other Disclosures” information provided in the table above reflects items that are inherently included as deductions within the net cash numbers provided on the “Net cash provided by operating activities” line item.

“Certain cash payments to 3rd party professional firms” reflect amounts paid to third party professional firms in connection with the identification and remediation of the Company’s accounting issues, and the preparation and audit of its annual financial statements, in excess of the expenses historically incurred in connection with the Company’s annual financial statement preparation and audit activities.   Disclosure of these expenditures has been provided to assist in the explanation of changes in the Company’s cash flow trends between the comparative periods disclosed in the table.  Cash payments differ in timing from the Company’s recognition of expenses in that certain of these professional expenses incurred in connection with the 2014 audit but paid during 2015 and 2016 will be recognized in the year ended December 31, 2014.  The Company currently estimates that expenses in excess of historically incurred amounts will be approximately $17.8 million for 2014 and $22.0 million for 2015, for a total of $39.8 million for the two years, of which $27.0 million has been paid to date through December 31, 2015.  The Company considers its historically incurred amounts to have been approximately $2.0 million a year, for a total of $19.8 million in total expenses in 2014 and $24.0 million in 2015 and a total of $43.8 million for the two years.  Amounts relating to these fees that have been incurred but not yet paid and reflected in the above table will be paid in future periods.  These estimated amounts may increase depending on the nature of the activities and time necessary for the Company (with the assistance of its third party professional firms) and its auditors to comply with their respective financial accounting and auditing requirements.

The Company paid $6.1 million in fees to the holders of its debt to obtain the consent to modifications to the underlying debt instruments in 2015.  Of these fees paid by the Company in 2015, $1.7 million was paid to obtain amendments and waivers to the Company’s Credit Agreement (as defined below).  The remaining $4.4 million of fees paid by the Company in 2015 related to the Fourth and Fifth Supplemental Indentures to the Indenture.  In addition to fees paid to holders of its debt, the Company also paid $1.8 million in legal and professional fees in connection with these amendments and waivers.  For purposes of the table, these fees have been preliminarily recorded as Loss on Extinguishments of Debt during 2015 and are preliminarily recognized as a financing outflow in the Summary Cash Flow Information set forth in “Cash Flow Data” above.  The Company is evaluating the appropriate accounting treatment for these transactions.

As discussed in the Company’s Prior Form 8-Ks, during the first three quarters of 2014, the Company encountered difficulties associated with the implementation of a new patient management and billing system, which it has historically referred to as “Janus.”  These implementation difficulties, coupled with other difficulties associated with the Company’s accounts receivable collection activities, resulted in increases in the Company’s gross accounts receivable balances and corresponding reductions in its cash flows provided by operating activities for the year ended December 31, 2014.   These reductions are a significant factor in the comparison of cash flows provided by operating activities for this prior period as compared to the year ended December 31, 2015.   The Company halted its implementation of Janus at the end of the third quarter of 2014 and has subsequently experienced a stabilization of its cash collections rates as compared to its billing amounts.  The Company is continuing to work to correct the difficulties associated with its accounts receivable collection activities resulting from the implementation of Janus, and is also in the process of determining the appropriate reconfiguration of the Janus system before it resumes the rollout at additional locations.

Liquidity

The Company previously reported in its Current Report on Form 8-K filed with the SEC on February 10, 2016 that it had entered into an amendment to its Credit Agreement (the “Credit Agreement”), dated as of June 17, 2013, among the Company, the lenders from time to time party thereto and Bank of America, N.A., as agent (the “Agent”), that provided for, among other things, the waiver of any default arising from the late filing of its periodic reports required to be filed with the SEC since and including the third quarter of 2014.  The waiver will expire on May 16, 2016.  Under the terms of the amendment, among other modifications to the terms and covenants contained in the Credit Agreement, until such time as certain financial information required under the Credit Agreement is provided to the Agent: (i) the amount that the Company can borrow under the Credit Agreement in the form of revolving loans, swing line loans and/or letters of credit has been reduced from $146.3 million to $138.0 million, (ii) certain baskets and exceptions to the restrictive covenants in the Credit Agreement have been reduced or eliminated, (iii) the Company will be required to deliver to the Agent monthly consolidated cash flow forecasts and reconciliation reports explaining the differences between the actual cash flows and the previously delivered forecasts of cash flows, and (iv) until such time as a certain leverage ratio is achieved, the applicable interest rate for loans under the Credit Agreement will be increased by 1.00%, which will be recognized as additional interest expense in future accounting periods.  As discussed above, the Company now believes it will not become current in its periodic report filing requirements with the SEC before the May 16, 2016 expiration of the current waiver, and intends to work with lenders to structure further waivers as necessary under the Credit Agreement at the time of expiration.

Additionally, the Company previously entered into the Fifth Supplemental Indenture to amend its Indenture.  The Fifth Supplemental Indenture amends and waives certain reporting provisions of the Indenture until such time as (i) the Company becomes current in its filing obligations with the SEC, (ii) if the Company is not current in its filing obligations with the SEC as of May 15, 2016, the Company fails to timely pay a consent fee to consenting holders if due on May 15, 2016, and (iii) August 31, 2016.  Pursuant to the terms of the Fifth Supplemental Indenture, the Company has increased the interest rate on the Notes to 9.125%, effective as of November 15, 2015.  Additionally, if the Company is not current in its filing obligations with the SEC as of May 15, 2016, it will further increase the interest rate by an additional 1½ % per annum to 10.625%, effective as of May 15, 2016. As discussed above, the Company now believes that it will not become current in its periodic report filing requirements with the SEC before the August 31, 2016 expiration of the current amendment and waiver, and intends to either seek the consent of the holders of its Notes to further amend and waive the applicable terms of the Indenture, or to refinance the Notes.

If the Company fails to comply with the terms of its Credit Agreement or its Indenture, as amended, or is unsuccessful at further amending or waiving the Credit Agreement or the Indenture when the existing amendments and waivers expire, then the Company may be subject to numerous penalties, including but not limited to the acceleration of all of its debt outstanding pursuant to such agreements.  In the event that the debt were to be accelerated, then the Company would need to seek alternative financing to satisfy its obligations.  This alternative financing may not be available to the Company on terms that are favorable to it, or at all.

The Company currently believes that  cash generated from operations, together with other available sources of liquidity, including borrowings that may be available under its credit agreement, will be sufficient for at least the next twelve months to fund anticipated capital expenditures, make required routine payments of principal and interest on debt as such payments become due, and pay the additional third party expenses that the Company continues to incur as a result of the ongoing work relating to the filing of its financial statements.  A table setting forth the Company’s existing outstanding indebtedness as of December 31, 2014 and December 31, 2015 is set forth below.

As discussed above, the Company’s accounting for indebtedness associated with real property leases where the Company has been deemed to have had involvement in landlord construction has resulted in the classification of certain lease amounts as being considered as indebtedness.   While the Company currently believes these classifications are correct, they are nevertheless subject to material change pending the Company’s completion of its financial statements for the periods presented.

As of February 19, 2016, the Company had access to cash and cash equivalents in its bank accounts of $51.5 million and had drawn $132.0 million of its $138.0 million revolving credit line under its credit agreement, with the remaining capacity being utilized for the purposes of outstanding and anticipated letters of credit.

Table of Debt

Amounts are preliminary and subject to material change

(In millions; Unaudited)

	As of December 31, 2014	As of December 31, 2015

Revolving Credit Facility	$70	$132
Term Loan	214	199
Senior Notes due 2018	200	200
Subordinated seller notes, non-collateralized, net of unamortized discount and principal	26	19
Capital Leases, including Build to Suit	19	25
Total debt	529	575
Cash and cash equivalents	19	60
Total Debt, less Cash and cash equivalents	$510	$515

Item 8.01              Other Events.

Material Weaknesses

The Company has previously identified certain material weaknesses in its internal control over financial reporting in its Annual Report on Form 10-K for the year ended December 31, 2013, in its Current Report on Form 8-K filed on February 17, 2015 and in its Current Report on Form 8-K filed on November 12, 2015, as well as a material weakness relating to the ineffectiveness of the Company’s overall control environment.  Based on the evidence suggesting that certain former officers and employees may have engaged in inappropriate activities discussed earlier in this report, the Company may conclude that an inappropriate “tone at the top” contributed to the material weakness in its overall control environment.  The Company believes that these material weaknesses contributed to the misstatements identified in its previously filed financial statements as discussed in detail in the Company’s Current Reports on Form 8-K filed on February 17, 2015, June 9, 2015 and November 12, 2015.  A summary of all outstanding material weaknesses identified to date is set forth in the Company’s Current Report on Form 8-K filed on November 12, 2015.  Including the material weakness identified in the effectiveness of the Company’s overall control environment as described in such Current Report on Form 8-K, the Company has identified eleven total material weaknesses to date, each of which is in the process of being remediated.  However, the Company is unable to estimate at this time when these remediation efforts will be completed.  The Company intends to provide a discussion of its remediation plans with respect to these material weaknesses in future filings with the SEC.  The Company is continuing to perform its review and assessment of the effectiveness of its internal controls over financial reporting.  Depending on the outcome of those activities, additional material weaknesses may be identified and reported, and the material weaknesses summarized on the Company’s Current Report on Form 8-K filed on November 12, 2015 may be modified, in future filings with the SEC.

Revised Estimated Impact of Restatements

The Company announced in its Prior Form 8-Ks, in particular those Current Reports on Form 8-K filed on February 17, 2015, June 9, 2015 and November 12, 2015, that it will be restating its financial statements and other financial data for a number of historical periods (the “Non-Reliance Periods”) to correct accounting misstatements.  The amounts disclosed below reflect the Company’s current expectations relating to the effect of each of the misstatements known to date on the Non-Reliance Periods. The Company has determined that the net cumulative effect on each of the Non-Reliance Periods is material, and the Company expects to discuss in more detail the impact of the individual misstatements in the Company’s restated financial statements and other financial data in its filings to be made with the SEC that include the Non-Reliance Periods.

The Company has not yet completed its final determination and review of the items listed below, and therefore the listed amounts are preliminary, unaudited, may not be complete and are subject to change.  While the Company expects to report the estimated adjustments described in this Current Report on Form 8-K, there can be no assurance that the final adjustments will not differ materially from the estimated amounts discussed herein, or that additional misstatements will not be identified.

The Company is in the process of, but has not yet completed, its final determination of the degree to which these errors will have an effect on the classification of the primary captions reported in its financial statements. Based on its review to date, the Company preliminarily anticipates that the restatements will result in the estimated adjustments to its unaudited “Income before taxes” identified in the tables below (amounts in thousands):

TABLE 1: Adjustments to Pre-Tax Income

(in thousands, amounts are unaudited, preliminary, and subject to change)

Annual Periods

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
As reported - Income before taxes	$100,744	$98,169	$84,134	$34,535	$59,994
Total Adjustments	(28,873)	(23,342)	(10,713)	(627)	(6,264)
Restated - Income before taxes	$71,871	$74,827	$73,421	$33,908	$53,730

Summary of adjustments by category

Inventory Valuation	$(7,464)	$(8,889)	$(3,207)	$514	$(2,243)
Accounts Receivable	(15,952)	(9,590)	(2,869)	—	—
Leases	(694)	(1,479)	(176)	2,083	(1,558)
Property, Plant, & Equipment	(917)	(1,521)	(1,251)	(1,639)	(781)
Other Adjustments	(3,846)	(1,863)	(3,210)	(1,585)	(1,682)
Total Adjustments	$(28,873)	$(23,342)	$(10,713)	$(627)	$(6,264)

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed November 12, 2015)

Previously reported adjustments	$(13,920)	$(12,200)	$(6,979)	$(22)	$(6,538)

Changes:
New Adjustments:
Accounts Receivable	$(15,952)	$(9,590)	$(2,869)	$—	$—
Other New Adjustments	(560)	(30)	(970)	(538)	(83)
Subtotal - New Adjustments	(16,512)	(9,620)	(3,839)	(538)	(83)

Changes to Previously Reported
Inventory Valuation	$—	$—	$—	$—	$—
Leases	48	162	159	(11)	19
Property, Plant, & Equipment	1,375	(1,548)	6	(21)	(8)
Other Adjustments	136	(136)	(60)	(35)	346
Subtotal - Changes to Adjustments	1,559	(1,522)	105	(67)	357

Total Changes	(14,953)	(11,142)	(3,734)	(605)	274
Current Adjustments	$(28,873)	$(23,342)	$(10,713)	$(627)	$(6,264)

2014 Interim Periods

	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
As reported - Income before taxes	$9,932	$20,202	$30,134
Total Adjustments	(16,204)	(3,392)	(19,596)
Restated - Income before taxes	$(6,272)	$16,810	$10,538

Summary of adjustments by category

Inventory Valuation	(4,532)	883	(3,649)
Accounts Receivable	(7,489)	(4,370)	(11,859)
Leases	57	(398)	(341)
Property, Plant, & Equipment	(430)	(716)	(1,146)
Other Adjustments	(3,810)	1,209	(2,601)
Total Adjustments	$(16,204)	$(3,392)	$(19,596)

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed November 12, 2015)

Previously reported adjustments	$(8,206)	$463	$(7,743)

Changes:
New Adjustments:
Accounts Receivable	$(7,489)	$(4,370)	$(11,859)
Other New Adjustments	272	(94)	178
Subtotal - New Adjustments	$(7,217)	$(4,464)	$(11,681)

Changes to Previously Reported
Inventory Valuation	$—	$—	$—
Leases	8	8	16
Property, Plant, & Equipment	8	(9)	(1)
Other Adjustments	(797)	610	(187)
Subtotal - Changes to Adjustments	$(781)	$609	$(172)

Total Changes	(7,998)	(3,855)	(11,853)
Current Adjustments	$(16,204)	$(3,392)	$(19,596)

2013 Interim Periods

	Three Months Ended March 31, 2013	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013	Three Months Ended Sept. 30, 2013	Nine Months Ended Sept. 30, 2013	Three Months Ended Dec. 31, 2013
As reported - Income before taxes	$14,939	$22,291	$37,230	$33,889	$71,119	$29,625
Total Adjustments	(8,958)	(7,695)	(16,653)	(7,435)	(24,088)	(4,786)
Restated - Income before taxes	$5,981	$14,596	$20,577	$26,454	$47,031	$24,839

Summary of adjustments by category

Inventory Valuation	$(1,547)	$(3,185)	$(4,732)	$165	$(4,567)	$(2,897)
Accounts Receivable	(3,674)	(3,036)	(6,710)	(4,293)	(11,003)	(4,949)
Leases	(729)	(566)	(1,295)	(516)	(1,811)	1,117
Property, Plant, & Equipment	256	(298)	(42)	(204)	(246)	(671)
Other Adjustments	(3,264)	(610)	(3,874)	(2,587)	(6,461)	2,614
Total Adjustments	$(8,958)	$(7,695)	$(16,653)	$(7,435)	$(24,088)	$(4,786)

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed November 12, 2015)

Previously reported adjustments	$(5,440)	$(5,406)	$(10,846)	$(3,864)	$(14,710)	$790

Changes:
New Adjustments:
Accounts Receivable	$(3,674)	$(3,036)	$(6,710)	$(4,293)	$(11,003)	$(4,949)
Other New Adjustments	(55)	(72)	(127)	(217)	(344)	(216)
Subtotal - New Adjustments	$(3,729)	$(3,108)	$(6,837)	$(4,510)	$(11,347)	$(5,165)

Changes to Previously Reported
Inventory Valuation	$—	$—	$—	$—	$—	$—
Leases	5	8	13	32	45	3
Property, Plant, & Equipment	996	2	998	450	1,448	(73)
Other Adjustments	(790)	809	19	457	476	(341)
Subtotal - Changes to Adjustments	$211	$819	$1,030	$939	$1,969	$(411)

Total Changes	(3,518)	(2,289)	(5,807)	(3,571)	(9,378)	(5,576)
Current Adjustments	$(8,958)	$(7,695)	$(16,653)	$(7,435)	$(24,088)	$(4,786)

Certain of the information contained in the tables set forth above has changed since the Company provided its last estimates of this data in its Current Report on Form 8-K filed on November 12, 2015.  Included in the tables is a summary of the significant changes in the information presented since the November 12, 2015 disclosure, which is described in the table as a reconciliation of adjustments.  Unless otherwise identified in the tables above, the data contained in each of the tables has not materially changed from the data presented by the Company for such period in its Current Report on Form 8-K filed on November 12, 2015.

The Company has newly-identified misstatements that have also been included in the tables set forth above.  These misstatements primarily relate to the following:

•                  As discussed earlier in this report, the Company has preliminarily determined that its allowances for disallowances and write-offs of receivables were misstated in 2011, 2012, 2013 and the first and second quarters of 2014.  These misstatements resulted in the overstatement of accounts receivable and overstatement of pre-tax income in the applicable periods.  This misstatement is reflected under the “New Adjustments” on the “Accounts Receivables” line for all periods presented. For preliminary presentation purposes, the Company has recorded the misstatements in the period in which the original transactions were recognized.

•                  Understatement of stock compensation expense associated with the Company’s Performance Stock Unit awards.  This error is reflected under “New adjustments” on the “Other new adjustments” line for all periods presented.

•                  Understatement of obsolescence reserves associated with the Company’s Products & Services segment. This error is reflected under “New adjustments” on the “Other new adjustments” line for all periods presented.

•                  The understatement of amortization expense related to non-compete agreements entered into in connection with an acquisition. This error is reflected under “New adjustments” on the “Other new adjustments” line for all periods presented.

Additionally, the Company continues to review its accounting for valuing work-in-process inventory, real property leases, and property, plant, and equipment.  Changes to previously reported adjustment amounts relating to these matters are included in the tables above.

For purposes of this Current Report on Form 8-K, including the table above, the Company has preliminarily reflected the effect of identified differences between its original estimates of accounts receivable allowances and its subsequent realization of receivables as misstatements arising in the historical period in which the original transactions were recognized.  This treatment reflects the presumption that the full effect of such differences in each historic period should be treated as corrections of an error for accounting purposes, and that no portion of such difference is a change in estimate.   This presentation is preliminary, and the Company is continuing to review the individual causal factors for these misstatements and may change its ultimate periodic recognition of the cumulative adjustment in its restated financial statements based on the outcome of those review activities.

The statements in this Current Report on Form 8-K regarding, among others, the expected impact of the restatement, the estimated cash flow data for various periods, expected liquidity and resolution of ongoing discussions with its bank lenders and noteholders, the estimates of the number and type of material weaknesses, and the expected timing of the Company’s filings constitute forward-looking statements that are based on the Company’s current expectations.  The Company’s final financial statements, including its restated financial statements, will be included in filings that the Company files with the SEC after the Company has completed its work on its restated financial statements, and after the Audit Committee of the Board of Directors has completed its review of the financial statements and other financial data.  See “Disclosures About Forward-Looking Statements” below.

Disclosures About Forward-Looking Statements

This Form 8-K contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as “intends,” “expects” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this filing.  The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing financial statement preparation and closing processes, including the investigation being conducted on behalf of the Audit Committee of the Board of Directors, that would require the Company to make additional adjustments or revisions to its estimates or financial statements and other financial data, to restate further its financial statements and other financial data for current or historical periods, to identify additional material weaknesses, or to take any other necessary action relating to the Company’s accounting practices; the time required to complete the financial statements and other financial data and accounting review, including the completion of the investigation being conducted on behalf of the Audit Committee of the Board of Directors; the time required to prepare its periodic reports for filings with the Securities and Exchange Commission; any action taken by the New York Stock Exchange to initiate suspension or delisting procedures relating to the Company’s common stock; and any regulatory review of, or litigation relating to, the Company’s accounting practices, financial statements and other financial data.  For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2013 and its Form 10-Q for the quarter ended June 30, 2014 as well as the risk factor set forth in Item 8.01 of the Company’s Current Report on Form 8-K filed February 17, 2015, each as filed with the Securities and Exchange Commission. The information contained in this filing is made as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Senior Vice President and General Counsel

Dated: February 26, 2016